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                                                                      Exhibit 23


                        CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in this Annual Report (Form 10-K) of St. Paul Bancorp, Inc. of our report dated January 17, 1996 included in the 1995 Annual Report to Shareholders of St. Paul Bancorp, Inc.

We also consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-11890) pertaining to the St. Paul Federal Bank For Savings Profit Sharing and Savings Plan and the Registration Statement (Form S-8 No. 33-60609) pertaining to the St. Paul Bancorp, Inc. 1995 Incentive Plan of our report dated January 17, 1996, with respect to the consolidated financial statements of St. Paul Bancorp, Inc. incorporated by reference in the Annual Report (Form 10-K) for the year ended December 31, 1995.



                                             Ernst & Young LLP

March 25, 1996
Chicago, Illinois